FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-08

GSMS 2018-GS9 -- Price Guidance (Public)(external)

$762.464mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman Sachs & Co. LLC

Co-Managers:  Drexel Hamilton and The Williams Capital Group, L.P.

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Guidance	Target $px
A-1	Aaa(sf)/AAAsf/AAA(sf)	14.060	2.70	30.000%	S+20a	100
A-2	Aaa(sf)/AAAsf/AAA(sf)	24.558	4.53	30.000%	S+38a	103
A-3	Aaa(sf)/AAAsf/AAA(sf)	170.000	9.55	30.000%	A4-2bps	101
A-4	Aaa(sf)/AAAsf/AAA(sf)	361.127	9.80	30.000%	S+79a	103
A-AB	Aaa(sf)/AAAsf/AAA(sf)	29.946	7.01	30.000%	S+67a	103
A-S	Aa2(sf)/AAAsf/AAA(sf)	65.323	9.90	22.375%	S+94a	103
B	NR/AA-sf/AA-(sf)	40.694	9.95	17.625%	S+112a	103
C	NR/A-sf/A-(sf)	56.756	9.95	11.000%	S+150a	WAC

Collateral Summary

Initial Pool Balance:	$887.131mm
Number of Mortgage Loans:	37
Number of Mortgaged Properties:	228
Average Cut-off Date Mortgage Loan Balance:	$23.977mm
Weighted Average Mortgage Interest Rate:	4.387629%
Weighted Average Remaining Term to Maturity (mos):	116
Weighted Average Remaining Amortization Term (mos):	360
Weighted Average Cut-off Date LTV Ratio:	57.5%
Weighted Average Maturity Date LTV Ratio:	53.0%
Weighted Average Underwritten DSCR Ratio:	2.37x
Weighted Average Debt Yield on Underwritten NOI:	12.2%
% of Mortgage Loans with Mezzanine Debt:	11.6%
% of Mortgage Loans with Subordinate Debt:	14.3%
% of Mortgage Loans with Preferred Equity:	0.0%
% of Mortgaged Properties with Single Tenants:	24.6%

Property Type:	34.0% Office, 26.3% Retail, 15.4% Hospitality, 10.6% Industrial, 5.7% Multifamily – Garden, 5.0% Mixed Use, 3.0% Self Storage

Top 5 States:	18.36% TX, 10.90% MI, 10.47% AZ, 9.69% NJ, 8.93% NY

Anticipated Timing

Anticipated Pricing:	Week of March 12th
Anticipated Closing:	March 29, 2018

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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